Consent to Action in Lieu of A Special Meeting

of the Shareholders of Silverton Adventures, Inc.

The undersigned, being the shareholder(s) of a majority of the shares of voting stock issued and outstanding of Silverton Adventures, Inc., a Nevada corporation (the “Corporation”), acting by written consent without a meeting pursuant to the NRS Chapter 78, do hereby adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the shareholder(s) of the Corporation duly called and held on April 15, 2013.

WHEREAS, the Board of Directors has deemed it advisable to issue _36,649_ Series “C” Preferred stock to Katie Jarmain, in exchange for Ms. Jarmain agreeing to retire $91,623.00 (USD) of debt owed to her by the Corporation;

WHEREAS, the Board of Directors has deemed it further advisable to issue 510,000,000 shares of restricted common class stock at Par Value ($0.00001) to Ron Miller, the Corporation’s Chief Executive Officer, based upon the terms and conditions set forth in his employment agreement;

NOW, THEREFORE, be it:

RESOLVED, the majority shareholder hereby agrees with the Board of Directors to issue _36,649_ Series “C” Preferred stock to Katie Jarmain in exchange for Ms. Jarmain retiring $91,623.00 (USD) of debt owed to her by the Corporation; and be it further

RESOLVED, the majority shareholder hereby agrees with the Board of Directors to issue 510,000,000 shares of restricted common class stock at Par Value ($0.00001) to Ron Miller, the Corporation’s Chief Executive Officer, based upon the terms and conditions set forth in his employment agreement;

RESOLVED, that the Officer of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of the above referenced shares, and be it

FURTHER RESOLVED, that the Chief Executive Officer and Secretary of the Corporation hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute all other documents necessary to facilitate the actions of the Corporation as described herein, including the appropriate notations and adjustments in the financial records of the Corporation.

IN WITNESS WHEREOF, I hereby set my hand this 15th day of April, 2013.

/s/ Ron Miller

/s/Sarit Mor

Ron Miller, Majority Shareholder

Sarit Mor, Majority Shareholder